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                                                             Exhibit 10z

                                AGREEMENT

           This AGREEMENT made and entered into as of the first day of May, 1998 by and between the FALL RIVER GAS COMPANY, a Massachusetts corporation hereinafter referred to as the "COMPANY", and the UTILITY WORKERS UNION OF AMERICA, affiliated with the AFL-CIO and Local Union No. 431, and the employees of the COMPANY as hereinafter defined, who are now or may hereafter become members of said Local Union, hereinafter called the "UNION".

                               WITNESSETH

           WHEREAS, following a representation election held on December 19, 1957, under the supervision of the National Labor Relations Board, the Board certified, on December 30, 1957, the Utility Workers Union of America, AFL-CIO, as the representative of the employees of the Distribution Department of the COMPANY as hereinafter defined; and

      WHEREAS, following a representation election held on May 2, 1949, under the supervision of the National Labor Relations Board, the Board certified, on May 2, 1949, the Utility Workers Union of America, C.I.0., as the representative of the employees of the Production Department of the COMPANY as hereinafter defined, and

      WHEREAS, the Fall River Gas Company has agreed to the merger of Local 431 and 382 and also agreed to negotiate with Local 431, the Local resulting from said merger; and

      WHEREAS, the purpose of this Agreement is to provide orderly collective bargaining relations, to secure prompt and equitable disposition of grievances; to establish rates of pay, wages, hours of employment, seniority and other conditions of employment, to promote harmony and efficiency; to prevent strikes and lockouts; all to the end that there may be an adequate and uninterrupted supply of gas service in the territory and communities served by the COMPANY;

     NOW, THEREFORE, the COMPANY and the UNION contract and agree with each other as follows:

                                ARTICLE I
                               Recognition

Section 1. The COMPANY recognizes the UNION as the exclusive representative for the purposes of collective bargaining of all employees in the Distribution Department of the COMPANY, excluding office employees, clerks, watchmen, guards, and professional, executive and administrative firm personnel, including foremen and supervisors.

Section 2. The COMPANY recognizes the UNION as the exclusive representative for the purpose of collective bargaining of all employees in the Production Department, but excluding Superintendent, Assistant Superintendent, Student Engineers, Chief Clerk, Clerk, Engineer in Charge, Master Mechanic, Assistant Master Mechanic, Foreman Engineer- Class A, Foreman Engineer-Class B, Yard Foreman, Natural Gas Dispatcher, Instrument Technician, Utility Engineers, Executives, Guards, Office Clerical and Professional employees and other supervisory employees with authority to hire, promote, discharge, discipline or otherwise effect changes in the status of employees or effectively to recommend such action, all as defined in the Act.

                               ARTICLE II
                           Scope of Agreement

Section 1. The provisions of this Agreement shall apply only to "regular employees" in the bargaining unit, described in Article I above, "regular employees" being hereby defined to mean employees who are regularly employed and excluding probationary and temporary employees as defined hereinafter.

Section 2. "Probationary employees" are defined as those hired on sixty (60) days' trial, either to fill regular authorized positions, which are

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open or expected to be open, or to fill new positions, to be authorized. Any such employees who shall have been employed sixty (60) days from date of hiring shall then become entitled to the benefits of this contract, except that they may be released from employment by the COMPANY at any time during the first six (6) months following date of hiring without assigning any cause therefor, and such release from employment shall not be subject to the grievance procedure of this contract. A released employee who is later rehired shall have his time originally worked accumulated and added to his time later worked for purpose only of determining completion of his trial period of six (6) months, but without affecting his sixty (60) day probationary period; provided, however, that on such later rehiring he must be employed no less than sixty (60) days to complete his trial period and his probationary period.

Section 3. A. "Temporary Employees" are defined to include such temporary employees as the COMPANY may, in its discretion, hire for emergencies, vacation relief, or in other similar situations of a temporary nature. Seniority shall not apply to such temporary employees, and they shall not be entitled to any of the benefits of this Agreement.

       B. The COMPANY may, in its discretion, temporarily assign employees from one department of the COMPANY to another department. Such employees shall retain their seniority in the department of the COMPANY from which they have been temporarily assigned.

       C. If an employee is temporarily assigned for at least six (6) hours, to a position with a higher wage classification, said employee shall be compensated at the higher wage for the entire shift. Under no conditions will a temporarily assigned employee ever be compensated at a wage rate that is less than his normal straight time rate.

Section 4. The COMPANY shall notify the UNION in writing, as and when, any probationary or temporary employee is hired.

                               ARTICLE III
                      Union Membership Requirements

Section 1. It is agreed that, upon compliance with the requirements of
Section 8(a)(3)(i) of the Labor Management Relations Act, 1947, as amended, or upon a change in the law eliminating such requirements, good standing membership in the UNION shall be a condition of employment for all employees on and after the thirtieth day following the beginning of such employment. For the purpose of this provision, a member of the UNION shall be deemed to be in good standing only if his initiation fees and periodic fixed dues are not in arrears for more than thirty (30) days.

Section 2. Any employee of the COMPANY who, at any time while this Agreement is in effect, has been performing a class of work which is subject to the UNION membership requirements of this Agreement, but who is subsequently transferred or promoted to a class of work which is not subject to the UNION membership requirements of this Agreement, shall have the privilege of withdrawing from UNION membership, and the UNION agrees that such withdrawal shall not prevent any such employee from renewing UNION membership in the event that thereafter the employee is assigned to a class of work in which UNION membership is required hereunder as a condition of employment.

Section 3. Any employee of the COMPANY who is required, hereunder, to become a member of the UNION as a condition of employment and is not a member of the UNION in good standing, as above defined, shall on ten (10) days' written request of the UNION, be removed from the COMPANY payroll at the end of the next weekly pay period after expiration of such ten (10) day period, provided he has not paid up such deficiency within that time.

                               ARTICLE IV
                           Payroll Deductions

Section 1. The COMPANY agrees to deduct from earned wages and remit to

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the office of the UNION at Suite 605, 815 16th Street, N.W., Washington, D.
C. 20006, dues in the amount of $7.311 (or such amount as may be voted by the Local Union) weekly of those employees who are members of the UNION, and not exempt from provisions of this Agreement, and who individually authorize such deduction in writing. The deduction shall be made on account of earned wages on a weekly basis and shall be remitted to the office of the UNION on a monthly basis at the end of the fourth payroll week of each month.

-------------------------------
     1.  As of May 1, 1998.

A copy of the approved form of authorization follows:

To:  FALL RIVER GAS COMPANY
      155 North Main Street
      Fall River, Massachusetts

     As my employer, you are authorized and directed to deduct from my earned wages, during each payroll week hereafter, my UNION dues in the amount of Seven Dollars and Thirty-one Cents ($7.31) (or such amount as may be voted by the Local Union) per week and remit the same to the office of UTILITY WORKERS UNION OF AMERICA, AFL-CIO, Suite 605, 815 16th Street, N.W., Washington, D.C. 20006. This authorization and direction is valid during the term of the existing contract between the Fall River Gas Company and the Utility Workers Union of America, AFL-CIO, and any renewal or extension thereof, unless and until revoked by me in writing.

     Dated at Fall River, Massachusetts.

                              _____________19___

     As Witness:

------------------------------                      -------------------
Employee's Signature

                                ARTICLE V
                         Hours and Days of Work

Section 1. Eight hours shall constitute the regular daily assignment of all employees coming within the scope of this Agreement, except as hereinafter set out.

Section 2. Five days of eight hours shall constitute the regular weekly assignment of all employees coming within the scope of this Agreement.

Section 3. A. The regular working hours for the Service Department shall commence at 8:00 A.M. and end at 4:30 P.M., with one-half hour for lunch.

       B. The regular working hours for the Street Department shall commence at 7:00 A.M. and end at 3:30 P.M., with one-half hour for lunch.

Section 4. Nothing contained in this Article shall be deemed or construed as an agreement or guaranty on the part of the COMPANY that it will furnish any amount of work to its Employees.

Section 5. During the term of this Agreement, no employee with ten (10) or more consecutive years of service with the COMPANY shall be laid off for lack of work; provided, however, that in case of such lack of work, the COMPANY shall assign him to such rating as the employee is capable of performing and at the pay rate of that rating; and, provided further, that if such employee is totally disabled or incapable of performing work for the COMPANY in any rating, his employment may be terminated; and provided still further that the COMPANY'S right to discipline or discharge for just cause shall not be impaired by the provisions of this paragraph.

                                ARTICLE VI
                    Days of Relief - Work Assignment

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Section 1. Days of relief shall be established by the COMPANY, but may be changed when, in the discretion of the COMPANY, its operations require same. When new positions are created, days of relief shall also be established with such positions, but may be changed thereafter when, in the discretion of the COMPANY, its operations require same. The usual work week shall be five (5) days. The COMPANY shall have the right to assign employees to a schedule of five consecutive days, including Saturday and Sunday, where Saturday and Sunday fall within the work week. Employees working on a shift shall be deemed to be working on the day in which the shift commences. Schedules for employees concerned shall be posted in final form two (2) weeks before effective date thereof, but may be changed in event of emergency.

Section 2. Employees will not be compelled to change their days of relief with other employees. No exchange of days off between employees shall be effected without prior approval of the immediate supervisor.

Section 3. The COMPANY will train a person to be added to the C&F schedule, in order to allow one full weekend off every fourth week. Any newly hired employee will require six months' training before being put on a C&F schedule.

Section 4. The COMPANY agrees to change the order of shift rotations in the Production Department from nights, days, afternoons to nights, afternoons, days.

Section 5. The COMPANY and the UNION will establish a mutually acceptable procedure for the annual change and rotation of crew assignments in the Production Department. In the absence of any agreement, the annual change of crew assignment, necessary to maintain operations, will be determined by lot after taking into consideration the training and experience of each member of the Production Department.

                               ARTICLE VII
                                  Wages

Section 1. A. Wages shall be paid employees in each class of service in accordance with the schedule showing the classification and the ultimate base rate of each class as set forth in Exhibit "A", attached hereto and made a part hereof. In all cases of promotion or permanent transfer, regular employees having six months of continuous service with the COMPANY, prior to the promotion or permanent transfer, shall receive the ultimate rate for the class of work to which they are assigned. An employee demoted to a lower-rated position shall receive the applicable rate for such lower-rated position.

       B. If an employee with twenty (20) years or more of service with the COMPANY is unable to perform his regular duties, due to a physical condition or impairment, the COMPANY shall endeavor to assign him, for the duration of his employment by the COMPANY, to a rating which he is capable of performing. If he is assigned to a lower rating, he shall retain the rate of the classification from which he retrogressed.

       C. If an employee is unable to perform his regular duties due to a physical condition or physical impairment as defined by the DOT Rules and Regs., as applied to his job, the COMPANY shall endeavor to assign him for the duration of his employment by the COMPANY, to a rating which he is capable of performing. If he is assigned to a lower rating, he shall retain the rate of the classification from which he retrogressed.

Section 2. Effective as of May 1, 1998, all employees then employed by the COMPANY shall receive an increase in wages of three and one-half (3.5%) percent; effective as of May 1, 1999, all employees then employed by the COMPANY shall receive an increase in wages of three and one-half (3.5%) percent; effective as of May 1, 2000, all employees then employed by the COMPANY shall receive an increase in wages of three and one-half (3.5%) percent; effective as of May 1, 2001, all employees then employed by the COMPANY shall receive an increase in wages of three (3.0%) percent.

Section 3. A. When Street Department employees are temporarily assigned to function as a Shovel Operator or a Compressor Operator, either in the

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absence of the regular Shovel Operator or Compressor Operator or on a direct assignment to operate a spare shovel or compressor, they shall be paid at the rate of the Shovel Operator or the Compressor Operator, as the case may be. Operation of the shovel or use of the compressor tools by any employee in the presence of the regular Shovel Operator or Compressor Operator, as the case may be, shall not constitute an assignment as a Shovel Operator or Compressor Operator.

       B. If a Street Department employee is assigned temporarily to observe the operations, on a construction job, of an independent contractor, hired by the COMPANY, with the duty of seeing that the contractor complies with the COMPANY'S job specifications, including, among other things, any or all of the following duties: taking measurements, making reports to the COMPANY and/or performing supervisory duties; then he shall receive a premium of ten (10) percent per hour over his regular base rate of pay (but not to exceed the Foreman's rate of pay - but in no case less than a premium of $1.00 per hour) for the time so spent.

       C. If a Street Department employee is assigned temporarily as a foreman of a crew of three (3) or more persons (including himself), then he shall receive a premium of ten (10) percent of his regular base rate of pay (but not to exceed the Foreman's rate of pay - but in no case less than $1.00 per hour premium) for the time so spent. If, a crew of two (2) or more persons which is normally supervised by a foreman in attendance, the foreman is not present and one of the persons is assigned temporarily as foreman, then such employee shall receive a premium of ten (10) percent of his regular base rate of pay (but not to exceed the Foreman's rate of pay - but in no case less than $1.00 per hour premium) for the time so spent.

       D. If a Service Department Fitter is assigned temporarily as a foreman of a crew of three (3) or more persons (including himself), he shall receive a premium of ten (10) percent of his regular base rate of pay (but not to exceed his supervisor's rate of pay - but in no case less than $1.00 per hour premium) for the time so spent.

Section 4. New employees hired during the term of this Agreement shall receive a starting wage that shall not be less than eighty (80%) percent of the ultimate base rate for the class of work to which they are assigned. After six (6) months of service with the COMPANY, new employees will receive the ultimate base rate for the class of work to which they are assigned.

Section 5. The classification and rates of pay contained in the schedule attached hereto shall not be changed or amended during the life of this Agreement without mutual agreement of the parties hereto signatory, except as herein provided.

Section 6. A. Employees shall receive normal compensation (called holiday pay) for eight (8) hours on each legal holiday listed in Section 6B below, provided the employee works the entire work day or such part thereof as work is available on both his scheduled work day next preceding and his scheduled work day next following the holiday, unless justifiably absent on such work days, and provided further that he has worked within thirty (30) days before such holiday.

       B. When employees work on a holiday, they shall receive their regular holiday pay and in addition, shall receive one and one-half (1.5) times their regular rate of pay, except in the case of employees working on Christmas and Thanksgiving, in which case, such employees shall receive two (2.0) times their regular rate of pay, for the first eight (8) hours actually worked. "holiday pay" is an amount equal to eight multiplied by the regular base hourly rate. Holidays shall be as follows: New Year's Day, Washington's Birthday, Good Friday, Patriots Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Armistice Day, Thanksgiving Day, Christmas Day and Employee's own birthday.

       C. If an employee works more than eight (8) hours on a holiday, he shall receive double time for such excess hours worked, but no additional holiday pay.

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       D. An employee shall receive holiday pay even though a holiday occurs during his scheduled vacation. The employee may elect to receive equivalent time off in lieu of the holiday pay, subject to the COMPANY'S approval.

       E. An employee shall receive holiday pay even though a holiday occurs on the employee's day off. The employee shall be afforded the option of taking an alternative day off, subject to the prior approval of the appropriate supervisor, so as not to interfere with the normal operation of the COMPANY, or accepting the holiday pay.

       F. Each regular employee shall be entitled to two "personal days" each year which "personal days" shall, for all purposes hereunder, be deemed to be holidays, provided, however, the "personal days" will be taken upon reasonable advance notice to employee's supervisor and the taking of such "personal days" individually or collectively, among one or more employees of the unit, shall not interfere with the day-to-day operations of the COMPANY's business.

Section 7. When employees are scheduled to work on Sunday, they shall receive a premium of twenty-five percent (25%) of their regular rate of pay for all hours worked on Sunday.

Section 8. A. All employees subject to this Agreement shall be paid overtime at the rate of one and one-half times their regular rate of pay for all hours worked outside their regularly scheduled hours, provided, however that an employee not on a posted work schedule for work on Sunday, if assigned work on Sunday, shall be paid for such work at two times his regular rate of pay.

       B.  The above is not to conflict with holiday pay as outlined  in
Section 6.

       C. The COMPANY will post, monthly, the list of overtime hours worked by the employees in the previous month, and will endeavor to distribute overtime work as equally as possible among employees desiring and qualified to do such overtime. Employees not desiring overtime shall notify the COMPANY, and the COMPANY will endeavor, to the extent reasonably feasible, not to assign overtime to such employees. If an insufficient number of employees is available for overtime work, the most junior employees shall be required to do the work.

Section 9. Whenever hours worked in excess or outside of the regularly scheduled hours are the result of courtesy time, such excess hours shall be paid for at straight time rates. Courtesy time is understood to mean an arrangement permitted, at the discretion of the COMPANY, whereby two employees on consecutive shift jobs agree to exchange shift schedules or parts thereof for the convenience of the employees. There shall be no exchange of courtesy time between employees when such exchange will result in overtime or shift differential payments to a fellow employee, and no meal shall be furnished by the COMPANY because of courtesy time worked.

Section 10. The following schedule shall apply to employees who are on "stand-by":

       A. Employees on stand-by call week-day nights shall receive Nineteen Dollars ($19.00) for each night, plus compensation at time and one-half for actual time worked.

       B. Employees on stand-by call Saturdays and Sundays, including Saturday and Sunday nights, shall receive Twenty-Seven Dollars and Fifty Cents ($27.50) for each Saturday and Sunday, plus compensation at time and one-half for actual time worked.

       C. Employees on stand-by call on holidays shall receive Twenty- Seven Dollars and Fifty Cents ($27.50) for such holiday, plus compensation at time and one-half for actual time worked.

       D. The following shall apply to the "stand-by" position in the Street Department:

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       a. There shall be four (4) persons assigned to the "stand-by" positions and three (3) persons assigned to the "spare stand-by" positions.

       b. If there is an abundance of persons desiring to be assigned to the "stand-by" positions or to the "spare stand-by" positions; the positions shall be awarded on the basis of Seniority. The most senior persons will have the right to be assigned to either the "stand-by" or "spare stand-by" positions, depending on their desires and assuming they are qualified.

       c. When an employee progresses to the classification of B Street Person, he shall be considered qualified to be assigned to either the "stand-by" or "spare stand-by" position.

       d. If an employee in the Street Department is not in the normal progression plan (usually leading to Utility Street Person), i.e., Shovel Operator, Welder, etc..., said employee shall be considered qualified to be assigned to either the "stand-by" or the "spare stand-by" position, when both the UNION and the COMPANY mutually agree that said employee is qualified to perform the duties of those positions (neither party shall unreasonably withhold its acquiescence).

       e. The employees assigned to the "spare stand-by" positions shall be utilized on a rotating basis, by incident, with no incident lasting longer than seven (7) consecutive days.

       E. The provisions of this section shall not be deemed to prevent the COMPANY from discontinuing stand-by arrangements at any time, at the COMPANY'S sole discretion.

Section 11. An employee called in by a responsible authority of the COMPANY, outside his scheduled hours, and after he has already left the COMPANY premises, shall receive overtime as determined under Section 8 above, for all hours worked, and in addition shall receive an allowance for idle time at straight time for the difference between four (4) hours and the number of hours actually worked in the aggregate, if less than four; provided, however, that this allowance shall not be paid in any case where employees are assigned to work continuous overtime from the end of their regular day, nor when employees are requested to report for work before their regular reporting time, (in which cases such employees shall receive overtime only for time worked up to their regular reporting time), nor where an employee is on "standby".

Section 12. "Night Work" premium shall be paid to all employees, including auto mechanics, as follows:

       A. A premium of One Dollar ($1.00) per hour will be paid for all hours worked by an employee who is on a posted schedule regularly starting at or after twelve o'clock noon and to and including four o'clock p.m.

       B. A premium of One Dollar and Twenty-Five Cents ($1.25) per hour will be paid for all hours worked by an employee who is on a posted schedule regularly starting after four o'clock p.m. and before six o'clock a.m. This premium will also be paid for work on Sunday "A" or "B" shift starting at 8:00 a.m.

Section 13. Such premium or shift differential pay shall not apply to time allowed for sickness, accident, vacation, holidays, or leaves of absence.

Section 14. The above-described premiums, if payable, shall, on overtime hours, be multiplied by one and one-half, except as otherwise provided in Section 6 B of this Article.

                              ARTICLE VIII
                                Seniority

Section 1. A. The present seniority rank of all present bargaining unit employees of the COMPANY shall be indicated on the seniority charts prepared by the COMPANY and shown as Exhibits "B" & "C", attached hereto

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and made a part hereof.

       B. Additions to, and changes in, the seniority charts shall be made in accordance with the following rule: Seniority shall begin when an employee is first hired by the COMPANY, except that, when an employee has been dismissed or has voluntarily left the employ of the COMPANY and has later been rehired, seniority shall begin when such employee was last hired.

       C. Seniority shall exist in two forms: Company Seniority and Departmental Seniority.

       D. Departmental Seniority is listed according to the hiring dates of all employees working within a particular department of the COMPANY. The Departmental Seniority List establishes the order by which the employees listed thereon will be considered, as provided for in this Agreement, for layoffs, vacation assignments, rehiring, promotions, and permanent transfers within a department covered by this Agreement.

       E. Company Seniority is listed according to the hiring dates of all employees within the bargaining unit. The Company Seniority List establishes the order by which employees in the bargaining unit will be considered, as provided for in this Agreement, for promotions and permanent transfers between departments of the COMPANY and for rehirings to positions not located in the departments from which the layoffs occurred.

       F. An employee transferred to a supervisory position with the COMPANY and later returned to a position within the bargaining unit, shall not continue to accumulate his seniority while the employee is in the supervisory position.

Section 2. In the promotion of, and filling of vacancies, by employees covered by this Agreement, within and between departments of the bargaining unit, the appropriate seniority will govern, subject to qualifications of fitness and ability. If the selection of the applicant for the promotions, filling of vacancies, or newly created jobs, is other than the senior applicant, the question of fitness and ability may be subject to the grievance procedure and arbitration under this Agreement, if the UNION claims the COMPANY has exercised its rights for unjust reasons.

Section 3. A. When forces are increased in any division, furloughed employees shall be given preference over applicants not previously employed by the COMPANY, if they are qualified by fitness and ability to perform the work in the division of service affected.

       B. Furloughed employees, if offered work, in writing by registered or certified mail by the COMPANY, for which they are qualified, must accept it in writing and report for work within seven (7) days after the offer is made; and furloughed employees, failing to accept work so offered and to return to work as aforesaid, shall be considered terminated.

       C. A furloughed employee who is not reemployed within one year from the date on which his furlough begins shall be deemed terminated; provided, however, that if such employee, within the twelfth month from the date on which his furlough begins, notifies the COMPANY, in writing, that he desires to be considered as still on furlough for a second year, he shall not be deemed terminated unless he is not reemployed within two (2) years from the date on which his furlough begins; still further provided that, if such employee, within the twelfth month from the date on which his second year's furlough begins, notifies the COMPANY, in writing, that he desires to be considered as still on furlough for a third year, he shall not be deemed terminated unless he is not reemployed within three (3) years from the date on which his furlough begins.

       D. Furloughed employees shall, during the period of their furlough, have no rights of an employee under the terms of this Agreement, other than the rights granted them in this section. A furloughed employee, recalled to work prior to the expiration of his

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recall period shall retain his original seniority date provided that he has complied with the provisions of the Contract governing said recall period. The employee's longevity rights, accumulated prior to his being furloughed, shall be added to his time worked after his return to work following said furlough, provided that he is recalled prior to the expiration of his recall period and has complied with the provisions of the Contract governing said recall period. The provisions of this clause shall be retroactive.

Section 4. A. Subject to the limitations of applicable laws prevailing when the question arises, any employee who, subsequent to the enactment of the Selective Service Act of 1948, as amended, left the employ of the COMPANY for immediate entry into any of the Armed Forces of the United States of America, will retain the same seniority ratings that he would have had if he had remained in the employ of the COMPANY during the period of absence, provided that his military service is terminated by an honorable discharge and that within ninety (90) days thereafter he shall apply in writing to the COMPANY for reemployment.

       B. The COMPANY shall assign such an employee to the rating held by him at the time of such entry, provided he is then qualified by fitness and ability to perform the work in such rating, but if he is mentally or physically unfit to perform the work in such rating, the COMPANY shall endeavor to provide him with employment in any rating in the COMPANY for which the COMPANY deems him to be mentally, physically and otherwise qualified, and provided also, that his COMPANY seniority, including aforesaid military service, shall be greater than that of the employee to be displaced.

Section 5. The COMPANY shall determine when a job opening is available, except where automatic progression applies. Where any such opening has been so determined by the COMPANY to exist, such opening shall be posted and shall be filled by the senior employee qualified by fitness and ability to perform the work, in the order of priority set forth below. The change of an employee from one classification to another classification shall not be deemed as creating a job opening in the classification vacated.

       A. From within the classification of the department where the vacancy exists.
       B.  From within the department where the vacancy exists.
       C.  From senior employees within the COMPANY.
       D.  From furloughed employees.
       E.  From applicants not previously employed by the COMPANY.

Section 6. Progression Plan.

       A. The COMPANY retains all rights to promotion as set forth in this Agreement.

       B. In addition to the above, in the Service Department, records will be kept of all service calls made by Service Persons and Helpers. A continuing record will be kept of all calls, including those which the employee cannot satisfactorily complete without assistance, or which require a repeat call or calls. The type of service call that such persons cannot complete satisfactorily will also be catalogued.

       C. Every six months, the COMPANY will review the record of each employee, to determine whether, in its opinion, any employee merits a promotion.

       D. Employees, if qualified to do the work of the next higher rated job within the job classifications as set out on Exhibit D attached hereto, shall move into the next higher rated job in accordance with the automatic time progression set out in Exhibit D. The COMPANY shall have the right to accelerate such promotions if the COMPANY determines that an employee is qualified. If an employee feels that he should move up into a higher rated job at an earlier date than set out in Exhibit D, he shall be entitled to a personal conference in June and/or December in any year, with the presence of the Steward, if the employee so requests, at which his qualifications will be reviewed as to promotion. If his qualifications are defective, they will be specified,

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and a program of education will be outlined by the COMPANY so that the employee shall have an opportunity to take corrective action to improve his qualifications.

       E. The foregoing shall not prevent the COMPANY from advancing qualified persons over more senior persons who are not qualified.

       F. Any action of the COMPANY, in respect to the above, will not be subject to the grievance procedure unless the UNION claims the COMPANY has exercised its rights for unjust reasons.

                               ARTICLE IX
                            Leaves of Absence

Section 1. Allowance for sickness and nonoccupational accidents shall be accumulated on and after this date by regular employees covered by this Agreement in the following manner:

       A. Regular employees who already have an accumulated allowance of two hundred and five (205) days or more shall be credited with no further allowance until their accumulation falls below two hundred and five (205) days.

       B. Except as set out in A above, regular employees shall be credited with fifteen (15) days' allowance for each full year of continuous service rendered hereafter, up to a maximum of two hundred and five (205) days.

       C. The COMPANY shall, at the end of each contract year, advise each employee, in writing, of the amount of his accumulated allowance.

       D. Regular employees who have already accumulated the full allowance of two hundred and five (205) days and who, at the end of any contract year, have unused sick days which such employee would have accumulated during that contract year, in excess of the two hundred and five (205) days; shall be paid an amount equal to one third (1/3) of the unused days in excess of two hundred and five
(205) days based upon such employee's straight time wage rate for the contract year in question.

Section 2. Time off due to sickness and non-occupational accidents shall be paid only for regularly scheduled work days or portions thereof lost for those reasons, computed at the normal base hourly rate, and shall be deducted from the accumulated allowance. Such payments shall be made only to the extent of the incapacity or of the amount remaining in the accumulated allowance, whichever is less, subject to the following provisions:

        A. All illness or non-occupational accidents must be bona fide and reported promptly to the COMPANY.

        B. The COMPANY, upon such notice, may have its doctor examine the employee for the purpose only of determining whether or not the employee is disabled or not, and the doctor shall then issue his certificate to the COMPANY as to whether or not the employee is so disabled. In the event that such disability continues for more than one (1) day, the COMPANY doctor may make such additional examinations as he may, in his discretion, deem necessary in order to determine the length of time during which the employee is disabled. The COMPANY doctor's certificate as to disability or not, and as to length of time of disability, shall be final and binding on the parties.

        C. The COMPANY shall pay the doctor only for examinations made pursuant to issuance of the aforesaid certificates. Should any employee engage the COMPANY doctor for purpose of treatment, the employee, and not the COMPANY, shall pay the doctor for services rendered in such treatment.

        D. If certified as disabled by the COMPANY doctor, or if the COMPANY elects to waive examination by its doctor after the aforesaid notice, then such absence shall be paid for at full time.

        E. If certified as not disabled by the COMPANY doctor, then such

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

absence shall not be paid for.

        F. Absence due to injury or illness resulting from personal violation of law, personal misconduct, or use of intoxicating beverages by the employee shall not be paid for.

        G. It is understood that allowances for leaves of absence are based on the assumption that the COMPANY is the sole employer. The allowance will not be granted for absence arising from work for another employer or while self-employed.

        H. If an employee claims such allowances without just cause, he shall suffer the loss of benefits for that particular case. If repeated, the employee shall be disciplined or discharged, as the COMPANY may direct, subject to the provisions of Article XII.

        I. Employees shall endeavor to schedule doctor's appointments during non-working hours when possible, provided that if a doctor's appointment must be scheduled during working hours, then such employee shall submit to a supervisor, upon his return to work, a written notice stating the day, time and place of said appointment.

        J. The COMPANY may, at its sole discretion, extend the benefits provided for under this section.

       K. Any employee reporting as "sick" must, beginning with the fifth (5th) incident of such absence for sickness, in each contract year, provide the COMPANY with a doctor's certificate, specifying the reasons for the sickness and stating that the employee is able to return to work.

Section 3. A regular employee shall be granted leave of absence in the case of death in his immediate family as hereinafter defined, subject to the following provisions:

        A. The employee must immediately notify his supervisor and request the leave.

        B. Not more than three (3) days up to and including the day of the funeral shall be allowed due to the death of a member of the immediate family, i.e., wife, husband, father, mother, brother, sister, son, daughter, father-in-law, mother-in-law, grandparent, or grandchild. One (1) day shall be allowed to attend the funeral of an aunt, uncle, brother-in-law, sister-in-law, son-in-law, daughter-in-law or spouse's grandparent.

        C. During such leave of absence, the employee will be paid only for regularly scheduled work days or portions thereof lost, computed at his normal base hourly rate.

Section 4. A regular employee called for jury duty shall be paid by the COMPANY, during such period of service, the difference between his normal straight time wages and the amount received by him for his services as a juror.

Section 5. A. For all time lost due to occupational accidents, for which payment is being made through Workmen's Compensation Insurance, the COMPANY will pay the difference between the normal straight time wages of the employee and the amount received by him and/or his dependents from Workmen's Compensation Insurance, in the following manner and to the following extent:

       B. During any consecutive twelve months' period, regular employees subject to this provision shall receive payments as set forth above, for a period of one week for each consecutive year of service with the COMPANY hereafter, up to a maximum of thirty weeks.

       C. The first week of absence due to the disability shall not be counted in determining the number of weekly payments to which the employee may be entitled under this section. Such payments shall be subject to the following provisions:

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

       a. All occupational accidents must be bona fide and reported promptly to the COMPANY.

       b. Incapacity must be determined to be compensable under the Workmen's Compensation Act of the Commonwealth of Massachusetts before being paid for.

       c. No payments shall be made where occupational accidents result from personal violation of COMPANY rules or law or personal misconduct of the employee, or use of intoxicating beverages by the employee.

       D. In the event a regular employee is injured on the job, and such injury is determined to be compensable under the Workmen's Compensation Act of the Commonwealth of Massachusetts, then, during the period such employee is recovering from such injury, such injured employee shall retain his employment status with the COMPANY for the following period: (a) for regular employees with more than six (6) months but less than five (5) years of service on the date of injury - a period of one (1) year from the date of injury; and (b) regular employees with five (5) or more years of service on the date of injury a period of two (2) years from the date of injury. If such employee has not recovered and can not return to work at the end of the period, such employee may be terminated because of failure to report.

Section 6. A. No employee representative of the UNION may be absent from work, with pay, for the transaction of UNION business, except for the purpose of handling grievances at the request of the COMPANY. Before leaving his job, he must request of, and receive permission from, his foreman to do so. Such permission shall not be withheld by the foreman, except for reasonable cause.

       B. After each such absence, the representative of the UNION shall report to the foreman in charge when he returns to work.

Section 7. Any employee may be permitted, by a Superintendent of the COMPANY or his designated representative, to leave the job for no more than the remainder of the day, or to remain away from work for no more than that day because of an emergency existing at home, and he may, at the sole discretion of the COMPANY, suffer no loss of pay therefor.

Section 8. Leaves of absence for any reason not provided for in this Article may be granted upon the sole discretion of the COMPANY, and, in such cases, the COMPANY may grant such leaves of absence on condition that the employee shall, during such leaves, have no rights of an employee under the terms of this Agreement; provided, however, that no employee shall be disciplined or discharged, except for just cause, and provided, further, that he shall maintain his seniority.

                                ARTICLE X
                                Vacations

Section 1. Regular employees hereafter hired and continuously employed by the COMPANY for a period of less than six (6) months, as of May 1 of the current calendar year, shall receive one day's vacation for each full month worked with pay equal to one-sixth (1/6) of a week's wages for each full month worked.

Section 2. Regular employees continuously employed by the COMPANY for a period of at least six (6) months but less than a year as of May 1 of the current calendar year, and who have done actual work for at least six (6) months during the twelve (12) months preceding May 1 of the current calendar year, shall receive one week's vacation with pay.

Section 3. Regular employees continuously employed by the COMPANY for a period of at least one (1) year but less than five (5) years as of May 1 of the current calendar year, and who have done actual work for at least six (6) months during the twelve (12) months preceding May 1 of the current calendar year, shall receive two weeks' vacation with pay.

Section 4. Regular employees continuously employed by the COMPANY for a period of five (5) years or more, but less than ten (10) years as of May 1 of the current calendar year, and who have done actual work for at least six (6) months during the twelve (12) months preceding May 1 of the current calendar year, shall receive three weeks' vacation with pay. The COMPANY will endeavor to schedule the three (3) weeks consecutively, but reserves the right to schedule the third week during any part of the year, or to eliminate the third week, if circumstances do not permit scheduling the third week during the current year. The COMPANY agrees to pay the employee the third week's wages even though the time-off for the third week is eliminated.

Section 5. Regular employees continuously employed by the COMPANY for a period of ten (10) years or more but less than Twenty (20) years as of May 1 of the current calendar year, and who have done actual work for at least six (6) months during the twelve (12) months preceding May 1 of the current calendar year, shall receive four (4) weeks' vacation with pay. The COMPANY will endeavor to schedule the four (4) weeks consecutively, but reserves the right to schedule the third and fourth weeks during any part of the year, or to eliminate the third and fourth weeks, if circumstances do not permit scheduling the third and fourth weeks during the current year. The COMPANY agrees to pay the employee the third and fourth weeks' wages even though the time-off for the third and fourth weeks is eliminated.

Section 6. Regular employees continuously employed by the COMPANY for a period of twenty (20) years or more as of May 1 of the current calendar year, and who have done actual work for at least six (6) months during the twelve (12) months preceding May 1 of the current calendar year, shall receive five (5) weeks vacation with pay. The COMPANY will endeavor to schedule the five (5) weeks consecutively, but reserves the right to schedule the third, fourth, and fifth weeks during any part of the year, or to eliminate the third, fourth and fifth weeks, if circumstances do not permit scheduling the third, fourth, and fifth weeks during the current year. The COMPANY agrees to pay the employee the third, fourth, and fifth weeks' wages even though the time-off for the third, fourth, and fifth weeks is eliminated.

Section 7. Should an employee be called back to work by the COMPANY after going on his assigned vacation period, the COMPANY shall arrange for his vacation time to be completed later in the year. The employee shall receive his full vacation pay for his originally assigned vacation period only, and in addition thereto, he shall be paid time and one-half for the newly scheduled hours actually worked by him during his originally assigned vacation period.

Section 8. A. Vacations will, so far as possible, be granted at the time desired by employees. The COMPANY will allot time of vacation in such manner as to assure the orderly operation of the COMPANY. Within the limitations set forth above, preference for selection of vacation periods by the employees in each classification shall be given according to the order of their listing on the seniority roster. Vacations shall be taken on a week-to-week basis, except upon prior approval by the COMPANY, employees may apply for and be granted vacations on a one (1) day basis, further provided that under no circumstances will employees be granted vacations of less than one (1) full day.

       B. Vacations must be taken annually between May first and April 30th within the current contract year, except in cases of emergencies or other unusual circumstances, upon request to, and at the sole discretion of, the COMPANY.

       C. In special circumstances, special leave or time off, up to three (3) days, with pay, may be granted by the COMPANY, at any time during the year, as a loan or advance against the vacation next following.

                               ARTICLE XI
                    Miscellaneous Working Conditions

Section 1. The hours of work shall be continuous. Except in cases of emergency, time shall be taken off for lunch, which will not be paid for or counted in the working hours. Such lunch period will start at twelve o'clock noon and shall not be changed except for good reason.

Section 2. A. In positions where the nature of the work requires continuous operation, eight (8) consecutive hours may be worked, during which lunch may be eaten without interruption to service, or deduction in pay, providing safe operation is maintained at all times.

       B. No employee will be required to work in excess of sixteen (16) hours of continuous work without an eight (8) hour rest period before having to report for work again. He shall receive pay at his regular base rate for those hours of his regularly scheduled work day that fall within such eight (8) hour rest period. When an employee works for sixteen hours or more in any twenty-four hour period, he shall be entitled to a rest period of eight hours, after the completion of the sixteenth hour worked. Should the COMPANY request the employee to work during the eight hour rest period, he shall be paid at the rate of 150% of his regular straight time wage for such hours worked, if employee is already entitled to be compensated at 150% of straight time wage for such hours worked, compensation shall be at 200% of straight time wage for such hours worked and if employee is already entitled to be compensated at 200% of straight time wage for such hours worked, compensation shall be at 250% of straight time wage for such hours worked, provided, however it is the responsibility of such employee to notify the appropriate supervisor, supervisors or dispatcher sufficiently in advance of the end of the sixteen (16) hour work period to permit the COMPANY to reschedule the employee's work day. The employee shall continue to be paid at this overtime rate for such hours worked until he has had an eight hour rest period. The eight hours of rest shall be consecutive.

       C. If an employee is required to work overtime for more than two (2) hours during the eight (8) hour period immediately preceding the starting time of his next scheduled daytime shift (starting between six and eight a.m.) he shall, whenever possible, be allowed rest time, at the start of that scheduled shift, equivalent to the amount of time worked during the preceding eight hour period. The employee shall be compensated for said rest time at his normal straight time wage, unless other provisions of this Agreement are applicable. Whenever said rest period is not possible, the employee shall be paid at the rate of 150% of his regular straight time wage for such hours worked, if the employee is already entitled to be compensated at 150% of straight time wage for such hours worked, compensation shall be at 200% of straight time wage for such hours worked and if employee is already entitled to be compensated at 200% of straight time wage for such hours worked, compensation shall be at 250% of straight time wage for such hours worked. (Nothing in this section is to conflict with the provisions of Section 2B of this Article).

Section 3. A. The COMPANY agrees that a foreman, supervisor or executive in charge, other than to demonstrate how he desires the work to be done, shall not perform any work covered by employees which can be performed by the employees under his supervision on the particular job, except for a Working Street Foreman with a crew of four persons or less, and except in cases of emergency, or in the need of specialized skill.

       B. The COMPANY further agrees that, except in cases of emergency, student engineers shall not perform any work ordinarily performed by employees in the bargaining unit, where such work simultaneously displaces employees then working in the bargaining unit.

Section 4. A. The COMPANY will, where it considers it necessary, supply the necessary protective clothing for exposure occurring outside the ordinary activities of an employee's employment.

       B. The COMPANY will furnish work gloves to employees whose work the COMPANY deems requires this type of protection. A new pair may be obtained after a reasonable period of time by turning in the old pair.

       C. The COMPANY will pay Fifty Dollars ($50.00) toward the cost of safety shoes and if the employee irreparably damages his safety shoes, while performing work for the COMPANY, the COMPANY will pay the full cost of replacing said shoes with an equivalent pair of shoes.

Section  5.  The  COMPANY  shall  maintain,  in  the  Distribution   and

Production Department Buildings, an adequate stock of coveralls for use by the employees when they are required to work in any place where clothing may be damaged or soiled.

Section 6. The COMPANY will supply the necessary equipment and tools for carrying out any assigned work.

Section 7. A ten minute wash-up period before the noon meal shall be granted daily to employees of the Meter Shop and Garage. A ten minute wash-up period at the end of, and within, the scheduled day's work, shall be granted daily to all employees of the Distribution Department and a ten minute change-up period, in addition to the ten minute wash-up period, shall be granted to all employees required to wear COMPANY uniforms, said change-up period shall only be granted to those employees desiring to change out of said uniforms. A twenty-minute wash-up period at the end of, and within, the day's work shall be granted daily to employees of the Production Department, except those engaged in continuous operation.

Section 8. Each employee shall keep the COMPANY informed in regard to his address and telephone number.

Section 9. A. Employees, including those on stand-by, called in for overtime work not previously scheduled shall not be required to work in excess of four hours, unless furnished with a meal, at a cost of Six Dollars ($6.00) to be paid for by the COMPANY.

       B. An employee including one on stand-by, required to work two hours overtime immediately following the expiration of his regularly scheduled work day shall be furnished with a meal upon completion of the two hours overtime worked. An additional meal for each additional five hours of continuous work will be provided. The expense of these meals will be Six Dollars ($6.00) and paid for by the COMPANY.

Section 10. The Dispatcher shall have the sole authority and responsibility to assign Service Persons to read meters. When Service Persons are assigned to read meters and there are scatter meter readings also being done, the Meter Readers shall read books and the Service Persons shall do the scatter readings. When Service Persons are assigned to read meters, the most junior persons available excluding employees who have not completed their six (6) months trial period in the Service Department, will be assigned to such work.

Section 11. If service work on roof-top equipment requires the service of more then one person, the COMPANY shall assign a second person to the job.

Section 12. The COMPANY agrees to arrange for the printing and will deliver to the UNION without cost, one hundred and fifty (150) pocket- sized copies, approximately four inches by six inches, of this Collective Bargaining Agreement. The COMPANY reserves the right to cause the Agreement to be printed or prepared by use of computer printing system in order to limit costs and expenses, or alternatively, to have the Contract printed at a printing house. If the Contract is printed at a printing house, the COMPANY agrees to have it printed by a unionized printer and to have the union logo or "bug" printed on the cover of the Contract book.

Section 13. The COMPANY will provide uniforms to employees regularly assigned as Meter Readers, Customer Service Department and Street Department personnel. The COMPANY will provide the uniforms on a rental basis, for a total of eleven (11) sets of uniforms to each employee. It is expected that each uniform will be changed daily, and accordingly, the COMPANY will arrange to have five (5) sets of the uniforms picked up each week and exchanged for freshly cleaned uniforms. Through a uniform rental company, the COMPANY will arrange for the rental of eleven (11) long-sleeved shirts, eleven (11) short-sleeved shirts, eleven (11) pants, two (2) light-weight jackets, one (1) winter weight jacket, a baseball type cap for summer use and a "watch" type cap for winter use. The colors of the garments will be light blue shirts and navy blue pants and jackets. The COMPANY's logo is to be set forth on each shirt and jacket in a size and style which will look appropriate, located over the breast pocket of the uniform. The employee's name shall not be placed on the outside of the uniform.
           Each employee is required to take reasonable care of the uniforms and to deliver the soiled uniforms weekly to a designated location in the COMPANY for exchange. It is expected that each employee assigned to the Meter Reading Department, Service Department and Street Department will wear the uniforms. The COMPANY reserves the right to discontinue requiring the use of and the furnishing of uniforms to employees at any time without any adjustment in the compensation or benefits paid to employees affected.

                               ARTICLE XII
                       Suspensions and Discharges

Section 1. No employee shall be discharged, suspended, or disciplined without good and sufficient cause. In case of any dispute regarding such discharge, suspension or discipline, if the COMPANY and the UNION Grievance Committee cannot reach agreement within five (5) days, the matter shall be disposed of by reference within forty-five (45) days thereafter to the Arbitration Board hereinafter set out, and such dispute shall be heard by the Arbitration Board forthwith and prior to any other dispute. If the matter is not referred to the Arbitration Board within said period of forty-five (45) days, then the discharge, suspension, or discipline shall be final and not the subject of Arbitration. If the discharge, suspension, or discipline is found to be unjustified, the Arbitration Board shall have the right, in its discretion, to direct that the employee shall lose no seniority and shall be compensated for the loss of his earnings during the period thereof. However, if the discharge, suspension, or discipline, of an employee is not submitted as a grievance by the UNION, in writing, to the COMPANY within five (5) days after such discharge, suspension, or discipline, then such discharge, suspension, or discipline shall be final and not the subject of the grievance procedure.

Section 2. A. If an employee loses his license to operate a motor vehicle, under circumstances where he is not subject to termination or suspension for breach of COMPANY rules, violation of law, or other improper act or failure to act, then the COMPANY shall use its best efforts to give him work, within his classification, without reduction in pay, if economically feasible. If this is economically unfeasible, then the COMPANY shall use its best efforts to give him any available work which he is competent to perform, in which case the employee shall receive wages at the rate of the classification in which he is performing work.

       B. Employees must at all times hold a valid and appropriate operator's license, as required by any state or federal authority, to operate COMPANY vehicles.

       C. An employee shall immediately notify the COMPANY if his ability to operate a motor vehicle has been restricted in any way. The failure of an employee to notify the COMPANY of such restriction, revocation or suspension of operator's license, or the operation of a COMPANY vehicle without an appropriate license, shall be reason for discipline of such employee, including suspension.

                              ARTICLE XIII
                  Disputes and Grievances, Arbitration

Section 1. The COMPANY and the UNION agree that a grievance is defined as an alleged violation or misapplication of the terms of this Agreement with respect to rates of pay, wages, seniority, hours of employment or other conditions of employment, and every reasonable endeavor shall be made to settle such grievance by agreement between the UNION and the responsible officers of the COMPANY.

Section 2. All grievances, except those covered by Article XII, shall be handled in the following manner.

         A. The employee or employees and/or his Steward shall discuss the grievance with his immediate supervisor.
       B. If the grievance has not been settled within five (5) days of the meeting in Step A, it may be reduced to writing and sent to the Director of Employee Relations with a request for a meeting with him. Present for the UNION will be the President and the Steward involved.

       C. If the grievance is not settled within five (5) days of the request for the meeting in Step B, the Local may request in writing a meeting with the President of the COMPANY. Present for the UNION will be the Executive Board of the Local and the National Representative.

       D. Such conference shall be held outside of working hours, except at the request of the COMPANY. However, the COMPANY will give permission for an accredited representative of the UNION to visit work locations in connection with grievances arising out of this Agreement, whenever such permission in the judgment of the supervisor, may be given without serious interference with the proper performance of the duties of the employees.

       E. Employees acting as representatives of the UNION may discuss grievances with the COMPANY during their working hours, if at the request of the COMPANY, without loss of pay, upon previous and suitable notice to the supervisors involved; but no employee, not scheduled to work during the hours of discussion of grievances, shall be paid by the COMPANY for time devoted to such discussions, and no employee shall be paid by the COMPANY for any time lost while acting on behalf of the UNION during Arbitration proceedings.

       F. In the event that the COMPANY believes itself aggrieved because of any matter in connection with this Agreement, or because of failure of members of the UNION to comply with the terms of this Agreement, it is understood and agreed that the COMPANY may, in its turn, avail itself of the grievance and Arbitration procedure herein established.

       G. In the event a grievance shall not have been satisfactorily settled by the foregoing processes, the matter shall be referred to Arbitration under the following procedure:

       a. Either party may notify the other in writing by registered or certified mail of its desire to arbitrate, setting forth the matter in dispute and enclosing therewith a copy of the written grievance.

       b. If the parties do not agree upon an Arbitrator within ten (10) days, the American Arbitration Association shall, upon written application of either party, appoint one (1) Arbitrator pursuant to the AAA Rules applicable to Voluntary Labor Arbitration to conduct an Arbitration hearing on the matter which is the subject of the grievance.

       H. Any Arbitration established hereunder shall commence promptly and meet as often as may be necessary for the purpose of adjusting the grievance submitted to it, the decision of the Arbitrator shall be in writing, signed and dated by the Arbitrator, one copy shall be delivered to each of the parties, and such decision shall be binding upon both parties for the duration of this Agreement.

       I. Any Arbitration established hereunder shall have jurisdiction and authority only to resolve the questions specifically submitted to it, which shall be limited to interpretation of this Agreement and the application of this Agreement to the matters in dispute which may be presented to it through the grievance procedure. The Arbitrator may make such retroactive award or settlement as the equities of the case may demand, but in no event shall any award or settlement be retroactive beyond the date on which the grievance was first presented. The Arbitrator shall have no power to alter, revise, add to, abolish, strike from, or modify in whole or in part any of the terms of this Agreement.

       J. The COMPANY and the UNION shall bear the expense of its own witnesses, and its own representative at the Arbitration. The expenses of the Arbitrator, the expenses of the American Arbitration Association and all other expenses, shall be borne equally by the COMPANY and the UNION.

                               ARTICLE XIV

                          No Strike-No Lockout

Section 1. It is agreed by and between the parties hereto signatory that, while this Agreement is in force, there shall be no lockouts of the employees by the COMPANY, and neither the UNION, nor its officers, agents, or members, will authorize, sanction, cause or participate, directly or indirectly, in any concerted failure to report to work, slowdown, interruption of work, or in any strike or cessation of work, for any cause whatsoever.

Section 2. In the event of any unauthorized strike or work stoppage on the part of the employees during the life of this Agreement, the UNION and the COMPANY will publicly disavow the strike or work stoppage and the UNION will cooperate with the COMPANY in getting the employees to return to, and remain at, work.

Section 3. The UNION agrees that the COMPANY has the right to take disciplinary action, including discharge, against any employees who engage in any unauthorized strike or concerted failure to report to work, slowdown, interruption or stoppage of work, provided, however, that the UNION has the right to present a grievance as outlined in this Agreement, if there is any question as to whether such employees did so engage.

                               ARTICLE XV
                                 General

Section 1. The UNION agrees collectively and individually for its members that they will not intimidate, coerce, or refuse to work cooperatively with, any employee of the COMPANY or with safe equipment or materials furnished by the COMPANY.

Section 2. It is agreed that the right to determine who shall hold foremanships or other supervisory positions remains vested exclusively in the COMPANY.

Section 3. The parties to this Agreement agree that the members of Local #431 and the COMPANY officials, including supervisory personnel, individually and collectively, will endeavor to perform loyal and efficient work and service and to use their influence and best efforts to protect the property of the COMPANY and the COMPANY'S interest and to cooperate with each other in promoting and advancing the welfare of the COMPANY and its service at all times.

Section 4. A. In the event that the meaning and intent of any provision of this Agreement shall conflict with any Federal or State Law, order, directive, or regulation now or hereafter enacted or issued, such provision hereof shall not remain operative or binding upon the parties, but the remaining portion of this Agreement shall remain in full force and effect.

       B. Should any provision of this Agreement be invalidated as above stated, then the parties will reopen that portion of the Agreement for the purpose of negotiating a new provision which will not conflict with such law, order or regulation, and the same shall thereafter become a part of this Agreement.

Section 5. If an outside contractor is used to do work normally done by employees in the bargaining unit, the COMPANY agrees that it will not lay off or reduce the pay rate of any employee in the bargaining unit while such contractor is doing such work, and the COMPANY will not, while such contractor is doing such work, by any action of the COMPANY, reduce any roster. The phrase "action of the COMPANY" shall not include reductions in the roster caused by employees who quit, retire, die or cease to be employees because of partial or total disability; provided, however, no reductions in roster caused by quitting, retiring, dying, or ceasing to be employees because of partial or total disability, shall allow the COMPANY to increase its normal use of outside contractors for work normally done by employees in the bargaining unit.

Section 6. If the UNION restricts its contract negotiating committee to five (5) members, the COMPANY will pay for time lost from work by the members in negotiating a new contract. It being understood that the commitment of the COMPANY to pay for the member of the UNION's negotiating team is limited to the payment of the straight time hourly wages such member of the UNION negotiating team would have earned on the day of negotiation and if such employee is on a holiday or on a day off, there will be no pay for attending and participating in contract negotiations. Regardless of how long contract negotiations continue, there will be no pay for overtime or premium pay. The COMPANY shall have the right to fix the time, place and length of all meetings, but the meetings, if any, held on the last two (2) days of the term of this Agreement shall last as long as either party deems necessary. Both the COMPANY and the UNION agree to use their best efforts to reach agreement on a new contract as soon as reasonably possible.

Section 7. If the COMPANY believes that an employee may need a UNION representative at a meeting, the COMPANY will convey this fact to the employee as part of "see me notice". If at any time during the meeting the employee believes that he would like to have a UNION representative present, he has the right to request one.

Section 8. The COMPANY will post and fill, in accordance with the provisions of this Agreement, one (1) "Senior Fitter." The one (1) "Senior fitter" position will be filled by the most senior employee, having at least twenty-five (25) years of service with the COMPANY, at least ten (10) years of seniority as a Fitter-Class A and who is otherwise qualified by fitness and ability to perform the job. The wage rate for the "Senior Fitter" is as listed in Exhibit A of this Agreement. The filling of the position shall not be construed as having created a vacancy in the classification from which the new "Senior Fitter" transferred.

                               ARTICLE XVI
                              Notification

Section 1. A. Any employee covered by this Agreement who finds himself, for good cause, compelled to be absent from work, shall notify a supervisor (or such other person assigned by the COMPANY to receive such notification) of his inability to report for work, including details as to the nature of the illness and an estimate of the duration of the absence. If said employee is unable to make said report, then the report shall be made by an appropriately informed person. The foregoing shall be deemed proper and complete notification under the terms of this Agreement.

       B. The employee is required to give such notice as far in advance as possible in order that the COMPANY shall have sufficient time to secure another employee to do the work.

Section 2. When an employee has been off duty for an indefinite period, such as in case of sickness, he shall be obligated to give notice of his ability and intention to return to duty as far in advance as possible and at least eight (8) hours before starting work, in order that the COMPANY will have an opportunity to reschedule the employee who has been filling the temporary vacancy.

Section 3. The COMPANY will endeavor to notify an employee who is asked to report to work as a substitute for another employee in sufficient time.

                              ARTICLE XVII
                                 Safety

Section 1. A. The COMPANY will continue to make reasonable regulations for the safety and health of its employees, not contrary to the terms of this Agreement, during their hours of employment.

  All employees shall:

       a. Comply with such reasonable safety regulations which are now in effect or may later become effective through the efforts of the safety committee.

       b. Use the protective devices, wearing apparel and other equipment provided by the COMPANY for the protection of the employees from injury.

       c. Do everything reasonably possible to avoid accidents, and improve the safety experience of the department.

       B. Failure, after due warning, of an employee to observe COMPANY regulations for the safety and health of its employees, or refusal to use protective devices provided by the COMPANY, shall be sufficient cause for disciplinary action, but the matter shall be taken up with the UNION before discharge.

       C. If, for safety reasons, a cold patch job requires two workers, the COMPANY will assign a second employee to such cold patch job.

Section 2. A. Scope. Pursuant to the Mandate of the Rules and Regulations published by the Department of Transportation ("DOT"), 49 CFR
Part 40, 54 Fed. Reg. 49854, Dec. 1, 1989, as amended, and  49  CFR Part
199, 54 Fed. Reg. 51842, as amended (herein the "DOT Rules and Regs."), it is the intention of Fall River Gas Company to conduct drug testing as prescribed by the above DOT Rules and Regs. The Charlton Memorial
Hospital (a DOT approved collection agency) will be where all samples are taken. They will be tested by a certified DHHS Laboratory. The doctor in charge at the Charlton facility will be the M.R.O. In all instances where an employee tests positive, the results will be given by the M.R.O. to the Company's Director of Employee Relations and will be kept strictly confidential, except as may be necessary to notify other persons in order to carry out the intent of this Drug Program. Supervisors from each department of the COMPANY will be given E.A.P. training and upon completing the mandatory phase, periodic reviews will be given to update the E.A.P. training. Any employee that tests positive will be offered assistance by Family Services after returning from a Drug Rehabilitation Program.

       B. Random Testing. Applicable employees will be assigned a number for purposes of random drug testing selection. The actual selection of employees will be done by computer program. The persons for random drug testing will be selected on a monthly basis. One representative of the UNION and the Director of Employee Relations will be present at all times during the selection process. A sufficient number of employees will be selected to comply with the 25% testing schedule or/as prescribed by the DOT Rules and Regulations. If an employee, whose number is selected by the random drawing process, is on vacation or is not available, for any reason, to be tested, the selection process will continue until a sufficient number of employees have been selected for random testing.

       C. Confirmed Positive. An employee whose test has been confirmed to be positive shall be removed forthwith from his or her job assignment and shall be enrolled forthwith in a drug rehabilitation program of the type defined in the DOT Rules and Regs. The cost and expense of such rehabilitation program shall be borne by the then effective medical insurance program to which the employee subscribes or to which the employee's spouse subscribes. The time away from work by such first time removal of the said employee shall be deemed to be a medical leave of absence and such employee may apply for compensation from such employee's accumulated sick pay for absence from work as a result of such first time removal. If such employee shall have a second confirmed positive test for drugs such employee shall forthwith be suspended from his or her job and shall forthwith be enrolled in a drug rehabilitation program. Such second suspension shall be deemed to be leave of absence without compensation of any kind and such employee shall not be entitled to any compensation for time lost under accumulated sick days, but such employee would be entitled to accrued vacation and/or personal days. If such employee is approved to return to work by the MRO, such employee shall return to work only on a "last chance" basis. A third confirmed positive test for drugs will result in the immediate discharge of such employee for cause.

Section 3. A. Alcohol Testing Policy - DOT Rules and Regulations. Pursuant to the Mandate of the Rules and Regulations issued by the U.S.

Department of Transportation ("DOT"), and/or the same may from time to time be amended, the disciplinary procedures for work place alcohol testing in accordance with the DOT Rules and Regulations, is adopted as set forth below.

       B. Any employee of the COMPANY who is determined to be in the possession of an open container of an alcoholic beverage or is determined to have consumed alcohol during his/her work day, including any breaks, whether paid or otherwise, may be terminated.


       C. Any employee of the COMPANY who refuses to report for testing and/or to produce an adequate amount of breath for sampling purposes, without valid medical proof of the inability to provide such a sample, or engages in conduct that clearly is intended to obstruct the testing procedure will be terminated.

       D. Any employee of the COMPANY who refuses to report for assessment, evaluation, and/or referral for treatment with a substance abuse professional and/or satisfactorily complete prescribed treatment, may be terminated.

       E. Any employee of the COMPANY who has engaged in prohibited conduct and has tested at an alcohol concentration of more than 0.02 but less than 0.04 may be, for a first offense, suspended without pay for the duration of the current shift. If the employee has a reoccurrence of testing in excess of 0.02 but less that 0.04, within a two year period commencing with the date of the first infraction, the employee may be suspended without pay for the duration of the current shift and his/her entire next regularly scheduled shift. The employee will be referred to a substance abuse professional who shall determine what assistance, if any, the employee needs in resolving problems associated with alcohol misuse. The employee shall be allowed to use accumulated sick leave and/or vacation/personal days to complete any necessary rehabilitation treatment, commencing with the third day following the date of the violation of the AMPP. All time spent on rehabilitation endeavors, in excess of accumulated sick leave, vacation time and/or personal days shall be taken as lost time for the employee and shall not be compensated for by the COMPANY. If the employee has a third occurrence of testing in excess of 0.02 but less than 0.04, within a two year period commencing with the date of the first infraction, the employee may be terminated.

       F. Any employee of the COMPANY who has engaged in prohibited conduct and has tested at alcohol concentration of more than 0.04 may be suspended for up to three days. If the employee has a reoccurrence of testing in excess 0.04, within a two year period commencing with the date of the first infraction, the employee may be suspended for up to ten days. The employee will be referred to a substance abuse professional who shall determine what assistance, if any, the employee needs in resolving problems associated with alcohol misuse. The employee will be allowed to use accumulated sick time, vacation time and/or personal days to comply with any needed rehabilitation program, commencing with the eleventh day following the date of the violation of the AMPP. All time spent on rehabilitation endeavors, in excess of accumulated vacation time and/or personal days shall be taken as lost time for the employee and shall not compensated for by the COMPANY. If the employee has a third occurrence of testing in excess of 0.04, within a three year period commencing with the date of the first infraction, the employee may be terminated.

       G. Any employee of the Fall River Gas Company who has engaged in prohibited conduct and has tested at an alcohol concentration of more than 0.02 but less than 0.04, within a two year period commencing with the date the employee tested at an alcohol concentration of more than 0.04, may be suspended for up to five days. The employee will be referred to a substance abuse professional who shall determine what assistance, if any, the employee needs in resolving problems associated with alcohol misuse. The employee will be allowed to use accumulated sick time, vacation time and/or personal days to comply with any needed rehabilitation program, commencing with the sixth day following the date of the violation of the AMPP. All time spent on rehabilitation endeavors. in excess of accumulated vacation time and /or personal days shall be taken as lost time for the employee and shall not be compensated for by the COMPANY. If the employee has a second occurrence of testing in excess of 0.02 but less than 0.04, within a three year period commencing with the date the employee tested at alcohol concentration of more than 0.04, the employee may be terminated.

        H. In certain Post-Accident situations, the COMPANY may assess more severe penalties than are set forth in the above policy, depending on the severity of the incident and the degree of the violation. However, no deviance of the above stated penalties will be assessed prior to the matter being discussed with appropriate representatives of the UNION.

Section 4. Employees may, and are urged to, make safety suggestions to the COMPANY through the established Safety Committee of the COMPANY.

                              ARTICLE XVIII
                      Additional Employee Benefits

Section 1. A. The COMPANY agrees, during the period of the 1998 Agreement, that it will provide and pay for Blue Cross/Blue Shield "Blue Care Elect Preferred" Group Plan Insurance with (deductibles) Wrap and Blue Card Rider, including chiropractic, prescription drugs, and maternity benefits coverage, or a mutually agreeable equivalent health plan, the UNION agrees that it will not unreasonably withhold its agreement to an equivalent Health Plan proposed by the COMPANY and the COMPANY will maintain the existing Health Plan during and until any dispute over an equivalent Health Plan is resolved, without requiring the employees to pay any additional cost for the Plan over the amount now paid for by the COMPANY, except that from May 1, 1998, and continuing through April 30, 2001 each member of the bargaining unit will co-pay a portion of the cost of the medical-health insurance in the amount of $7.50 per week and commencing May 1, 2001 each member of the bargaining unit will co-pay a portion of the cost of the medical-health insurance in the amount of $11.00 per week. The amount to be paid by members of the bargaining unit will be deducted from the pay of each member of the unit or if such member elects to enter into a salary reduction plan for the amount of the health insurance payment such amount will be deducted in accordance with the written salary reduction agreement established by the COMPANY so that such employee may make such co-payments by a reduction in wages, so that the wages used to make such co-payments will not be subject to tax. The Union will be provided with a copy of the Blue Cross Blue Shield monthly statement of benefits paid for members of the bargaining unit with appropriate deletions thereto, to protect the privacy of all persons.

       B. The COMPANY will include in the Health Care Plan for its employees covered by this agreement Blue Cross-Blue Shield Vision Care Rider 14 - 002 or benefits which are substantially equal thereto.

       C. If an employee has twenty-five (25) years or more of service and is retired for total disability, the COMPANY will continue to pay his full family membership Blue Cross-Blue Shield, or its equivalent, up to age 65.

       D. If an employee continues his employment with the COMPANY up to age 62 or thereafter, and retires at age 62 or thereafter, the COMPANY will continue to pay his full family membership Blue Cross-Blue Shield, or its equivalent, from the date of his retirement up to age 65.

Section 2. The COMPANY shall continue, during the term of this Agreement, to include the employees in the coverage of the Pension Plan, as amended. The Pension Plan shall be amended in the following respects:

       A. To provide for the COMPANY to take over full payment of contributions to the Plan effective July 1, 1977.

       B. To eliminate the penalty for early retirement at ages 62 to 64, inclusive.

       C. To provide that penalty for early retirement at ages 61 down to 55 shall be one (1%) percent per year.

       D. Effective May 1, 1987 the COMPANY will make the following change in the pension benefit formula for each present and future employee of the COMPANY. The pension benefit formula shall be modified to provide a present annual benefit formula calculated using (a) and (b) as follows:

         (a) Either of (1) or (2) below which will produce the highest benefit:

         (1) 1% of the first $4,200 of the member's annual earnings as of July 1, 1986, plus 1 1/2% of such earnings in excess of $4,200, multiplied by the years of credited service prior to July 1, 1986; or

         (2) 1 1/2% of the first $4,200 of the member's annual earnings as of July 1, 1972, plus 2% of such earnings in excess of $4,200, multiplied by the years of credited service prior to July 1, 1972; plus 1 1/2% of the first $4,200, plus 2% of the excess over $4,200 of the member's annual earnings for each year of credited service between July 1, 1972 and July 1, 1986; plus

         (b) 2% of the member's annual earnings for each year of credited service after July 1, 1986.

       E. The COMPANY will establish and add to the COMPANY Pension plan established for members of the collective bargaining unit an "Alternative Pension Plan" with the following retirement benefits for employees retiring from the COMPANY at age 62 or thereafter: a monthly benefit determined by multiplying the number of years of credited service on the retirement date times "55". Each employee electing to retire from the COMPANY during the term of this contract, shall have the right to elect by written notice to the COMPANY made 30 days prior to such employees date of retirement between the Present COMPANY Pension Plan and the Alternate Pension Plan.

Section 3. The COMPANY shall, during the term of this Agreement, pay the premiums for group term Life Insurance carried for the employees with Fifty Thousand Dollars ($50,000) death benefit coverage.

Section 4. The COMPANY will continue the group term life insurance coverage, for employees who hereafter retire, in the policy face amount of Five Thousand Dollars ($5000), the premiums for the same, to be paid by the COMPANY.

Section 5. The COMPANY shall provide and pay for Blue Cross-Blue Shield Dental Blue Plan including coverage under:

       A.     Dental Group I - Preventive Benefit Group - Full,

       B.Dental Group II - Basic Benefit Group - Full

        C. Dental Group III - Major Benefit Group 50%, and Orthodontic Benefit; with "student" rider to age twenty-three (23) with $750.00 per calendar year per person maximum benefit for Dental Groups I, II and III, and with a $1,000 lifetime benefit maximum for insured persons under the age of 19 years for the Orthodontic Benefit

        D. Or a mutually agreeable equivalent Dental Plan for its employees, both single and married.

Section 6. In the event of the death of an employee who has completed five (5) years of service with the COMPANY, the COMPANY will provide the deceased's spouse, if any, and dependents with same medical coverages, at no cost, they would have been entitled to if the employee had lived. The COMPANY will provide said coverage, at no cost, for a period of the earlier of:

        A. Two (2) years, commencing with the date of employee's death, or

       B. Until such time as the deceased's spouse remarries.

Section 7. The COMPANY will, to the extent set forth below, reimburse employees for the employee's cost of any school and/or correspondence courses, including the cost of books and supplies, taken by the employee on the employee's own time if job-related or if a part of such employee's educational program and if the taking of such course is approved by the COMPANY prior to the taking of such course, and if such course is given by an institution approved and recognized by the COMPANY as a bona fide educational institution; the COMPANY shall reimburse such employee for fifty percent (50%) of the cost of such course, books and supplies, upon evidence of completion of the course with a passing grade or equivalent up to a maximum of $500.00 in any contract year. Should the employee attain a grade of "A" or "B", said employee shall be reimbursed one hundred percent (100%) of the cost of said course, books and supplies, up to a maximum of $500.00 per contract year.

Section 8. The Long Term Disability Plan ("L.T.D. Plan") of the COMPANY will provide for a benefit level of seventy percent (70%) of an employee's straight time monthly salary. The entire cost of the L.T.D.
Plan shall be paid for by the COMPANY.

Section 9. The COMPANY shall maintain a plan (herein the "Savings Plan"), whereby each employee, at his option, could have withheld from his wages, certain amounts of money for deposit with St. Anne's Credit Union; provided, however, any change in the amount withheld or the employee's option to join or withdraw from the Savings Plan shall be limited to one time each calendar quarter; and provided further that the Savings Plan shall not violate any law, rule or regulation, nor subject the COMPANY to any liability.

Section 10. The COMPANY shall, upon the retirement of an employee at age 62 or older and if such employee has at least ten (10) years of continuous service with the COMPANY, shall grant such employee retiring at age 62 or older a special retirement bonus, equal in amount to fifteen percent (15%) of the then accumulated and unused sick days as provided for in Section 1 of Article IX, the amount of special retirement bonus, to be determined as of the employee's retirement date, and to be paid to such employee as a lump sum no later than on employee's retirement date. At the employee's election, the special retirement bonus shall be paid to the employee as "terminal leave" and can be taken immediately prior to and in conjunction with the date such employee elects to retire, in which case the accumulated allowance of sick days for which such employee is eligible shall be determined on the date of the commencement of the terminal leave. The employee shall have no right or claim as to any of the remaining accumulated sick days which upon retirement shall lapse. If such employee is reemployed, by the COMPANY for any reason, in any capacity, as an employee, consultant, or otherwise, there shall be no crediting to the rehired employee's sick pay "bank" any of the accumulated sick days which at the time of retirement were in the employee's sick pay "bank". The payment of the special retirement bonus is available to employees once during their employment with the COMPANY, and if such employee takes early retirement, and for any reason elects to be reemployed by the COMPANY, this retirement benefit shall thereafter be no longer available to such employee.

Section 11. 401K Plan: The COMPANY will maintain a 401K Plan for the members of the Collective Bargaining Unit. For the term of the current Contract, the COMPANY will make a matching contribution of One Dollar ($1.00) for each One Dollar ($1.00) of the employee's salary deferral contribution to said plan, to a maximum amount of three percent (3%) the employee's annual earnings.

Section 12. A. Successor or Assigns Clause: This clause shall be binding on any and all successors and assigns of the Fall River Gas Company, whether by sale, transfer, merger, acquisition, consolidation, or otherwise, of the COMPANY or part of the COMPANY. The Fall River Gas Company shall make it a written condition of transfer that the successor or assigns shall be bound by all the terms, provisions and intents of this Agreement.

       B. The Fall River Gas Company shall notify the union, in writing, within 24 hours, or as soon as practical, of any final decision to convey, or otherwise transfer or assign to another entity, any of the operations covered by the agreement.


                               ARTICLE XIX
                               Management

Section 1. The COMPANY shall have the supervision of the work, the direction and distribution of its employees to meet the needs of the business in the efficient conduct and operation of its plant, the right to suspend or discharge, for proper cause, or furlough because of lack of work, all subject to the provisions of the Articles of this Agreement.

Section 2. All other powers, rights, privileges, management prerogatives and responsibilities not otherwise referred to herein shall remain with the COMPANY, including the right on the part of the COMPANY, at all times to change any of its operations, to continue or discontinue its business, or to change, alter, or modify the nature of its business or its method of doing business.

Section 3. All regulations for the proper operation of the plant processes as now in effect, or as adopted or changed by the COMPANY in the future, not inconsistent with the terms of this Agreement, shall be strictly observed and enforced at all times.

Section 4. If the UNION claims that the COMPANY has exercised any of the rights set forth in this Article without justifiable cause or reason, such claim shall be subject to the grievance procedure and Arbitration under the terms of this Agreement.




                               ARTICLE XX
                      No Further Demands or Claims

Section 1. This Agreement expresses the full and complete understanding of the parties on the subjects of working conditions, hours of labor and other conditions of employment, including rates of pay, wages, and methods of wage payment. This mutual understanding has been reached after many hours of collective bargaining and represents concessions which have been made by both parties, in order to reach an understanding. Any subject matter not mentioned herein is hereby specifically waived, and it is agreed that neither the UNION nor the COMPANY will present any demands or claims not included herein during the life of this Agreement, unless it is agreed by both parties that changes in, or amendments to, this Agreement are desirable.

                               ARTICLE XXI
         Gender; Term of Agreement; Negotiation of New Agreement

Section 1. Words of any gender used in this Agreement shall be deemed to include the other gender. Words in the singular shall be deemed to include the plural when the sense requires and the reverse shall also be true.

Section 2. The term of this Agreement shall begin on the date hereof, and shall be binding upon the parties hereto, and shall remain in full force and effect for a period of four (4) years, and shall thereafter automatically be renewed for a period of one (1) year unless either party shall notify the other party in writing at least sixty (60) days prior to the date of expiration of this Agreement or any renewal thereof, that it desires to change or modify the terms thereof. Negotiations for the renewal of this Agreement for a further term following the date of expiration hereof shall commence at least thirty (30) days prior to such date of expiration.

           IN WITNESS WHEREOF, the COMPANY and the UNION, each by its duly authorized officers, have executed this AGREEMENT as of the day and year first above written.

                         FALL RIVER GAS COMPANY

By:  Bradford J. Faxon, President & CEO

                UTILITY WORKERS UNION OF AMERICA, AFL/CIO
                               LOCAL #431

By:  James R. Tavares, President

By:  Boetius W. Sullivan

By:  Paul Camara

By:  Mathew J. Stukus

By:  Albert A. Senechal

By:  John Holland, Jr.
     National Representative of
     Utility Workers Union of America, AFL/CIO

      See "Letter of Understanding" attached hereto as Exhibit "E".

EXHIBIT A

                               I               II            III          IV
                           ULTIMATE         ULTIMATE      ULTIMATE     ULTIMATE
                           BASE RATE        BASE RATE     BASE RATE    BASE RATE
                            5/1/98           5/1/99        5/1/00       5/1/01
                             3.5%             3.5%          3.5%         3.0%
CLASSIFICATION

STREET DEPARTMENT:

Welder - Class A             20.14            20.845         21.575      22.22
Trench Shovel Operator       20.14            20.845         21.575      22.22
Compressor Operator-Blaster  19.835           20.53          21.25       21.89
Compressor Operator          19.335           20.01          20.71       21.33
Utility Street Person        18.99            19.655         20.345      20.955
Truck Driver                 18.99            19.655         20.345      20.955
Utility Person - Janitor     18.93            19.595         20.28       20.89
Street Person - Class A      18.57            19.22          19.895      20.49
Street Person - Class B      17.855           18.48          19.125      19.70
Street Person - Class C      17.245           17.85          18.475      19.03
Building Maintenance Person  17.09            17.69          18.31       18.86

CUSTOMER SERVICE DEPARTMENT:

Service Engineer Leader      23.765           24.595         25.455      26.22
Service Engineer             22.555           23.345         24.16       24.885
Appliance Utilization Person 22.555           23.345         24.16       24.885
Service Person - Class A     20.06            20.76          21.485      22.13
Service Person - Class B     19.12            19.79          20.485      21.10
Senior Fitter                21.195           21.935         22.705      23.385
Fitter - Class A             20.345           21.055         21.79       22.445
Fitter - Class B             18.99            19.655         20.345      20.955
Appliance Installer - A      18.99            19.655         20.345      20.955
Appliance Installer - B      18.315           18.955         19.62       20.21
Utility Service Person       19.775           20.465         21.18       21.815
Helper - Class A             18.315           18.955         19.62       20.21
Helper - Class B             17.615           18.23          18.87       19.435
Helper - Class C             17.09            17.69          18.31       18.86
Building Maintenance Person  17.09            17.69          18.31       18.86

METER SHOP DEPARTMENT:


Meter Repair Person - Class A    20.495        21.21          21.95        22.61
Meter Repair Person - Class B    19.025        19.69          20.38        20.99
Helper - Class A                 18.315        18.955         19.62        20.21
Helper - Class B                 17.615        18.23          18.87        19.435
Helper - Class C                 17.09         17.69          18.31        18.86

GARAGE DEPARTMENT:

Automotive Mechanic               19.66        20.35          21.06         21.69
Asst. Automotive Mechanic         18.99        19.655         20.345        20.955




EXHIBIT A - (Continued)

                                    I            II             III           IV
                                ULTIMATE       ULTIMATE       ULTIMATE      ULTIMATE
                                BASE RATE      BASE RATE      BASE RATE     BASE RATE
                                  5/1/98         5/1/99         5/1/00       5/1/01
                                   3.5%           3.5%            3.5%        3.0%

CLASSIFICATION

STOREROOM DEPARTMENT:

Stock Person A                    18.805         19.465         20.145       20.75
Stock Person B                    18.035         18.665         19.32        19.90
Stock Person C                    17.615         18.23           18.87       19.435
Stock Person - Helper             17.09          17.69           18.31       18.86

METER READING DEPARTMENT:

Meter Reader A                    18.595         19.245          19.92       20.52
Meter Reader B                    17.725         18.345          18.985      19.555
Meter Reader C                    16.975         17.57           18.185      18.73

PRODUCTION DEPARTMENT:

Operator A                        20.06           20.76           21.485     22.13
Operator B                        19.12           19.79           20.485     21.10
Operator C                        18.32           18.96           19.625     20.215

EXHIBIT B
                       DEPARTMENTAL SENIORITY LIST
                                  AS OF
                               MAY 1, 1998

Name                                             Seniority Date

METER SHOP DEPARTMENT

Tacovelli, P.F.                                   June 3, 1974
Ferreira, D.                                      April 22, 1991

CUSTOMER SERVICE DEPARTMENT

R.A.Doucette                                      June 14, 1957
P.W. Bosi                                         June 8, 1964
W.E. Fitzgerald                                   September 20, 1965
J.R. Tavares                                      October 25, 1965
M.E. Perry                                        October 14, 1969
N. Santarpia                                      January 5, 1970
J.F. Daugherty                                    November 17, 1971
E.P. King, Jr.                                    January 24, 1972
D.A. Salvo                                        August 6, 1979
R. Rutter                                         April 28, 1980
D. Cordeiro                                       October 12, 1982
F. Carreiro, Jr.                                  May 16, 1983
G.M. Nunes                                        March 24, 1986
C.P. Duarte                                       December 12, 1986
J.P. Stanton                                      January 2, 1987

L.R. Rosa                                         June 1, 1987
K.A. Viveiros                                     July 13, 1987
W.F. Heffernan                                    May 10, 1988
P.G. Leite                                        September 1, 1988
K.R. Barboza                                      November 7, 1988
J.J. Pacheco                                      November 7, 1988
R.M. Brum                                         June 26, 1989
P.D. Camara                                       October 1, 1990
C.J.  Cabral                                      October 9, 1990
P.H. Dumas                                        April 29, 1991
P.M. Mahoney                                      September 8, 1992
J.W. Aguiar                                       November 1, 1992
D.J. Machado                                      January 4, 1993
T.P. Botelho                                      October 25, 1993
J.M. DeSantis                                     March 7, 1994
D.M. Moraes                                       November 21, 1994
B.G. Chasse                                       March 6, 1995

STREET DEPARTMENT

J.D. Amedeo                                       October 16, 1967
E.P. Correia, Jr.                                 March 16, 1970
M.E. LaFlamme                                     November 8, 1972
J.B. Connolly                                     June 17, 1974
R.T. Bielawski                                    January 9, 1978
A.J. Lord, Jr.                                    May 21, 1979
L.J. Como                                         August 18, 1980
B.W. Sullivan                                     November 30, 1981

EXHIBIT B (Continued)

                       DEPARTMENTAL SENIORITY LIST
                                  AS OF
                               MAY 1, 1998

Name                          Seniority Date

J. Mikolazyk                                     April 20, 1982
A.A. Senechal                                    November 7, 1983
M. Mello                                         December 8, 1986
F.W. Pillsbury                                   June 3, 1987
W.R. Souza                                       June 29, 1987
K.M. Cadorette                                   September 14, 1987
J.H. Sylvia                                      August 17, 1988
R.C. Curry, Jr.                                  November 23, 1988
R.S. Ferreira                                    April 10, 1989
J.J. Grygiel                                     June 26, 1989
T.F. Delzenero                                   July 10, 1989
B.P. Benevides                                   January 15, 1990

METER READING DEPARTMENT

F. Pedro, Jr.                                    December 5, 1977
R.N. Caron                                       January 5, 1981
J.T. Portela                                     January 4, 1982
S.P. Nadeau                                      February 19, 1986
R.J. Madore                                      March 10, 1986
R.E. Rosa                                        January 4, 1988
D.M. Portela                                     September 15, 1988
K.J. Garant                                      December 11, 1989

STORE ROOM DEPARTMENT

M.J. Gorman                                     January 24, 1955
A.G. Wichmann                                   February 16, 1971

PRODUCTION DEPARTMENT

K.E. Oldrid                                     December 19, 1977
M.F. Cyr                                        October 15, 1979
P. Walsh                                        February 23, 1981
G.L. Emard                                      June 1, 1981
M.J. Stukus                                     May 9, 1983
B.E. Santos                                     August 29, 1983

J.F. Marshall, Jr.                              June 22, 1987
P.R. Dumas                                      September 19, 1994
K.C. Beaudry                                    April 1, 1996
P.D. Levesque                                   May 13, 1996


EXHIBIT C
                         COMPANY SENIORITY LIST
                                  AS OF
                               May 1, 1998

   Name                                                 Seniority Date

   M.J. Gorman                                  January 24, 1955
   R.A. Doucette                                June 24, 1957
P.W. Bosi                                       June 8, 1964
W.E. Fitzgerald                                 September 20, 1965
J.R. Tavares                                    October 25, 1965
J.D. Amedeo                                     October 16, 1967
M.E. Perry                                      October 14, 1969
N. Santarpia                                    January 5, 1970
E.P. Correia, Jr.                               March 16, 1970
A.G. Wichmann                                   February 16, 1971
J.F. Daugherty                                  November 17, 1971
E.P. King, Jr.                                  January 24, 1972
M.E. LaFlamme                                   November 8, 1972
P.F. Tacovelli                                  June 3, 1974
J.B. Connolly                                   June 17, 1974
F. Pedro, Jr.                                   December 5, 1977
K.E. Oldrid                                     December 19, 1977
R.T. Bielawski                                  January 9, 1978
A.J. Lord, Jr.                                  May 21, 1979
D.A. Salvo                                      August 6, 1979
M.F. Cyr                                        October 15, 1979
R. Rutter                                       April 28, 1980
L.J. Como                                       August 18, 1980
R.N. Caron                                      January 5, 1981
P. Walsh                                        February 23, 1981
G.L. Emard                                      June 1, 1981
B.W. Sullivan                                   November 30, 1981
J.T. Portela                                    January 4, 1982
J. Mikolazyk                                    April 20, 1982
D. Cordeiro                                     October 12, 1982
M.J. Stukus                                     May 9, 1983
F. Carreiro, Jr.                                May 16, 1983
B.E. Santos                                     August 29, 1983
A.A. Senechal                                   November 7, 1983
S.P. Nadeau                                     February 19, 1986
R.J. Madore                                     March 10, 1986
G.M. Nunes                                      March 24, 1986
M. Mello                                        December 8, 1986
C.P. Duarte                                     December 12, 1986
J.P. Stanton                                    January 2, 1987
L.R. Rosa                                       June 1, 1987
F.W. Pillsbury                                  June 3, 1987
J.F. Marshall, Jr.                              June 22, 1987
W.R. Souza                                      June 29, 1987
K.A. Viveiros                                   July 13, 1987
R.E. Rosa                                       January 4, 1988
W.F. Heffernan                                  May 10, 1988
J.H. Sylvia                                     August 17, 1988
P.G. Leite                                      September 1, 1988

EXHIBIT C- (Continued)
                         COMPANY SENIORITY LIST

                                  AS OF
                               May 1, 1998
Name                                              Seniority Date

D.M. Portela                                      September 15, 1988
J.J. Pacheco                                      November 7, 1988
K.R. Barboza                                      November 7, 1988
R.C. Curry, Jr.                                   November 23, 1988
R.S. Ferreira                                     April 10, 1989
K.M. Cadorette                                    May 1, 1989
R.M. Brum                                         June 26, 1989
J.J. Grygiel                                      June 26, 1989
T.F. Delzenero                                    July 10, 1989
K.J. Garant                                       December 11, 1989
B.P. Benevides                                    January 15, 1990
P.D. Camara                                       October 1, 1990
C.J. Cabral                                       October 9, 1990
D. Ferreira                                       April 22, 1991
P.H. Dumas                                        April 29, 1991
P.M. Mahoney                                      September 8, 1992
J.W. Aguiar                                       November 1, 1992
D.J. Machado                                      January 4, 1993
T.P. Botelho                                      October 25, 1993
J.M. DeSantis                                     March 7, 1994
P.R. Dumas                                        September 19, 1994
D.M. Moraes                                       November 21, 1994
B.G. Chasse                                       March 6, 1995
K.C. Beaudry                                      April 1, 1996
P.D. Levesque                                     May 13, 1996


EXHIBIT D
                         FALL RIVER GAS COMPANY
                            PROGRESSION PLAN

Street Department
     Street Person - Class C
     Street Person - Class B -- 1 year as Street Person Class C Street Person - Class A -- 2 years as Street Person Class B Utility Person -
               (1) able to perform inspectors duties
               (2) qualified to act as temporary foreman
               (3) have at least 2 years' experience as a Street
Person Class A

Customer Service Department
     Helper - Class C
     Helper - Class B - 1 year as Helper Class C Appliance Installer - Class B - 1 year as Helper Class B

     Appliance Installer - Class A - able to perform all duties required in the delivery of appliances and installation of gas appliances to existing lines. Promotion to Appliance Installer - Class- A, will be made only as and when a job opening occurs, at which time the opening will be filled in accordance with the provisions of the contract.

     Helper - Class A - 1 year as Helper Class B
     Service Person - Class B - 1 year as helper Class A

     Service Person - Class A - Able to perform all service work with the exception of being a completely experienced air conditioning and industrial service and have completed 3 years as a Service Person-Class B.

          Service Engineer - Able to completely service all types of equipment and completed at least 3 years as a Service Person Class A. The number of Service Engineer jobs shall be limited to the number of Service Engineers that are reasonably required by the demands of the COMPANY'S business. Promotions to the job of Service Engineer will be made only as and when a job opening occurs, at which time the job opening will be filled in accordance with the provisions of the contract.

          Fitter - Class B - 1 year as a Helper Class A
          Fitter - Class A - Able to perform all fitting work
     Senior Fitter- (See Article XV, Section 8)

Meter Shop

     Helper Class C
     Helper Class B - 1 year as Helper Class C
     Helper Class A - 1 year as Helper Class B
     Meter Repair Person - Class B - 1 year as Helper Class A
     Meter Repair Person - Class A - 1 year as Meter Repair Person Class B

Storeroom

     Stock Person -Helper
     Stock Person C - 6 months as Stock Person-Helper
     Stock Person B - 6 months as Stock Person C
     Stock Person A - 6 months as Stock Person B

Meter Reading Department

     Meter Reader C
     Meter Reader B - 1 year as Meter Reader C
     Meter Reader A - 1 year as Meter Reader B

Production Department
     Operator C

          Operator B -- 1 year as Operator C
          Operator A -- 1 year as Operator B

EXHIBIT E

                         LETTER OF UNDERSTANDING

1. It is recognized that the gas utility industry is undergoing, and will continue even more radically in the future to undergo, significant changes as a result of governmental regulations and orders relating to gas production, pipe line gas supply, ecological restrictions, consumer and customer serving, de-regulation, et cetera. As a result of all this, it is impossible for the COMPANY to forecast its personnel problems or the size of its required staff of employees. Nevertheless, for a period of 4 years from date, and only for that period, the COMPANY and the UNION agree that the provisions of Article V,
Section 5 shall be applicable to and binding upon employees with 5 or more consecutive years of service with the COMPANY. At the end of that 4-year period, this "Letter of Understanding" shall be null and void and no longer binding upon the COMPANY or the UNION.

2. In the event rain, snow or other weather conditions are so severe that regular work cannot reasonably be performed by them, the COMPANY will authorize Meter Readers to return to the Service Department for assignment to other work during such severe weather conditions.

3. The COMPANY will post job openings for Service Engineer Leader and for Service Engineer in accordance with the provisions of Section 5 of Article VIII of the Agreement.

4. As soon as administratively possible, after May 1, 1998, if legally permissible, the percentage, bargaining unit members are allowed to contribute to their 401-K plan, will be increased to twenty percent (20%) subject to the dollar amount of the legal limit. The legal dollar amount limit for 1998 is Ten Thousand Dollars ($10,000).

      If the twenty percent (20%) figure is found to be not legally permissible, then the percentage will be raised to the percentage that is as high as allowed. If the twenty percent (20%) figure is found not to be legal, conclusive evidence will be provided to the UNION to validate this finding.

5. The medical health insurance "wrap" (currently with Benemax), will be, as presented to the bargaining unit at their meeting on April 8, 1998. The "wrap" will include Master Health Plus benefit levels-in or out of network, full freedom to use any doctor or hospital-in or out of network and added wellness benefits. For the duration of this collectively bargained agreement, the COMPANY will take no action to alter the provisions of the "wrap". It is further agreed that, the word "wrap" is a generic term and is not solely dependent on the utilization or existence of any particular company.